 Exhibit 4.9

FOURTH RESEARCH FUNDING AND INTELLECTUAL PROPERTY
ASSIGNMENT AGREEMENT

BETWEEN

THE UNIVERSITY OF MELBOURNE (ABN 84 002 705 224)

AND

PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065)

This Fourth Research Funding and Intellectual Property Assignment Agreement, dated this         day of        2010 is made:

BETWEEN

THE UNIVERSITY OF MELBOURNE [ABN 84 002 705 224] of Parkville, Victoria 3010, a body politic and corporate pursuant to the provisions of The University of Melbourne Act 2009 (“the University”).

AND:

PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065) having its principal office at Level 1, 100 Dorcas Street, South Melbourne, Victoria 3205 (“Prana”)

RECITALS:

A.	Prana and the University are parties to an undated Research Funding and Intellectual Property Assignment Agreement, entered into on or about 1 December 2000 as amended from time to time, which expired on 1 December 2003 (“The Research Agreement”).

B.	Prana and the University are also parties to an undated Second Research Funding and Intellectual Property Assignment Agreement entered into on or about 1st October 2004, which expired on 1 December 2006 (‘Second Research Agreement’) and a Third Research Funding and Intellectual Property Assignment Agreement dated 29 June 2007 which expired on 1 December 2009 (‘Third Research Agreement’).

C.	The Third Research Agreement was also subsequently varied by the parties on two separate occasions via a letter dated 2 May 2008 (“First Variation Letter”) and a separate letter dated 23 January 2009 (“Second Variation Letter”).

D.	Since the expiration of the Third Research Agreement, the parties have continued to conduct Projects and work together in accordance with the terms and conditions of the Third Research Agreement as if it continued to have full force and effect.

E.	The Parties now wish to enter into this Fourth Research Funding and intellectual Property Assignment Agreement (‘Fourth Research Agreement’) which is deemed to have come into effect on and from the date of expiration of the Third Research Agreement.

F.	The Parties wish to acknowledge that the University will continue to subcontract part of the Research Project to the Mental Health Research institute of Victoria (“MHRI”) pursuant to the contract between the University and MHRI dated 26th February 2004 (“Subcontract”). The term of the Subcontract is effective for the term of The Research Agreement.

G.	The Parties further acknowledge that the three projects referred to in the amendment to The Research Agreement by letter dated 7th March 2003 (“7th March 2003 Letter Agreement”) have no bearing on the term of this Fourth Research Agreement.

NOW IT IS AGREED:

1.	DEFINITIONS & INTERPRETATION.

Unless otherwise specified in this Fourth Research Agreement, all defined terms used in this Fourth Research Agreement shall have the same meaning as given to those terms in The Research Agreement.

‘First Variation Letter’ means the First Variation Letter signed between the parties to vary the Third Research Agreement dated 2 May 2008.

‘Fourth Research Agreement’ means this Agreement.

‘Further Term’ means a period of three years deemed to have commenced on and from the expiration of the Third Research Agreement and expiring on 1 December 2012.

‘The Research Agreement’ means the undated Research Funding and Intellectual Property Assignment Agreement, entered into on or about 1 December 2000 as amended from time to time, which expired on 1 December 2003.

‘Research Projects’ has the meaning given to that term in The Research Agreement.

‘Second Research Agreement’ means the undated Second Research Funding and Intellectual Property Assignment Agreement entered into on or about 1st October 2004 which expired on 1 December 2006.

‘Second Variation Letter’ means the Second Variation Letter signed between the parties to further vary the Third Research Agreement dated 23 January 2009.

‘Third Research Agreement’ means the Third Research Funding and Intellectual Property Assignment Agreement entered into between the parties dated 29 June 2007 which expired on 1 December 2009.

2.	INCORPORATION OF TERMS AND CONDITIONS OF THE RESEARCH AGREEMENT

The terms and conditions of The Research Agreement and all amendments and variations agreed to between the parties in writing are incorporated into this Fourth Research Agreement and are deemed to have had full force and effect as and from the expiration of The Research Agreement, save and except for any terms and conditions specifically amended, replaced or supplemented by this Fourth Research Agreement.

3.	AMENDMENT OF SCHEDULE

The Parties agree that the Schedule to The Research Agreement shall be amended as provided by this Fourth Research Agreement.

4.	EFFECTIVE DATE OF THIS AGREEMENT AND EARLY EXPIRATION

This Fourth Research Agreement shall be deemed to have come into effect on and from the date of expiration of the Third Research Agreement and shall remain in effect for a Further Term, unless the parties agree in writing to an earlier expiration date or termination occurs in accordance with clause 19 of The Research Agreement.

SIGNED for and on behalf of THE UNIVERSITY
OF MELBOURNE )

In the presence of: )	Authorised Officer
Dr David Cookson Executive Director, Research The University of Melbourne
Witness signature
Gue Lynn Tan
Name (printed)

SIGNED for and on behalf of PRANA
BIOTECHNOLOGY LTD
In the presence of: )

Authorised Officer Dianne Angus
Witness signature
Ann Quick
Name (printed)

SCHEDULE A

Replacement to Part B

4.	FUNDING FOR PERIOD 2 DECEMBER 2011 – 1 DECEMBER 2012:

All figures are exclusive of GST:

Research Project Title.	Budget Period.

	2 December 2011 – 29 February 2012	1 March 2012 – 31 May 2012	1 June 2012 – 31 August 2012	1 September 2012 – 1 December 2012	Sub-Totals
Project 1. ‘Structure and Neuroprotective behaviour of MPACs’ (Project leader K. Barnham).	$30,000	$30,000	$30,000	$30,000	$120,000

Project 2.
‘Role of Metals in disease and mechanisms underlying age related cognitive impairment’
 (Project leader R. Cherny)
**Project is Sub contracted to MHRI and all funds are to be forwarded to MHRI.	**$67,500	**$67,500	**$67,500	**$67,500	**$270,000

Sub-Total	$97,500	$97,500	$97,500	$97,500
TOTAL					$390,000

APPENDIX - TO FOURTH RESEARCH AGREEMENT

Project 1 Project Leader A/Prof Kevin Barnham

Title: Structure and neuroprotective behaviour of MPACs

General AIM 1:
Investigate the mechanism (s) by which MPACs protect neurons from amyloidogenic, excitotoxic and oxidative damage. In particular to investigate the pathways by which PBT2 inhibits the toxicity of Aβ oligomers.

Objectives:  In the presence of synthetic and cell-derived Aβ oligomers, PBT2 will be applied to cell lines and primary cortical cells.

1.	Calcium flux assay - does PBT2 alter the oligomer-mediated influx of calcium which is a characteristic neuronal response to a toxic insult.
2.	Glutamate excitotoxicity - does PBT2 prevent the binding of Aβ oligomers to NMDA receptors?
3.	Mapping of intracellular pathways: How does PBT2 deliver metals to the protein kinase pathways to achieve beneficial effects? eg Does the complex enter the cell or is the metal released at the plasma membrane? Are the metals transported via the normal metal chaperones or a novel pathway? What are the pharmacodynamics of drug:metal:complex?

Project 2: Project Leader: A/Prof Robert Cherny

Title: The Role of Metals in disease and age-related cognitive impairment

General AIM 1:

Are the neuroprotective and cognitive benefits of MPACs due to their metal binding/chaperone properties? In particular, is delivery of zinc and copper to depleted neurons the key to the therapeutic effects of PBT2?
Objectives:

1.	Behavioural (MWM) biochemical (Neuronal markers) and electrophysiological (LTP) outcomes will be used to assess the effects of PBT2 in a transgenic model of synaptic zinc deficiency (ZnT3 knockout).
2	In vivo brain microdialysis will be employed to determine if the Aβ lowering effects of PBT2 are achieved by promoting Aβ clearance in the intact animal. Is this an ionophore dependent activity?
Readouts/outcomes: Measure MMPs, NEP, IDE, Aβ and metals in dialysate
3	To provide evidence for the role of metal transport in the MoA of PBT2
14C PBT2 will be applied to isolated cells and brain slices in the presence of isotopic Cu and Zn to observe the (intra)cellular colocalisation of drug and metals This will complement the studies performed in the Barnham lab
4	Prepare synaptosomes from PBT2 treated tg mice and/or human AD brains to study the putative colocalisation of PBT2 and metals
5	Infuse 14CPBT2 +/- Zn70 into the brains of transgenic mice to examine for localisation of each by autoradiography (EM) and/or tissue extracts as per Opazo et al 2006, Ageing Cell 5: 69-79

General AIM 2:
MPACs have been shown to restore cognition in memory impaired healthy aged animals. What is the mechanism of action? Does the MoA in aged animals share biochemical pathways with AD and HD transgenic animals?

Objectives:
1	To complete a partially-completed study of PBT2 in aged animals
Readouts/outcomes: Identify neuronal markers and changes in w/t mouse Aβ levels.
If a non-PBT2 zinc ionophore is available the specific role of Zn will also be examined.

2	To establish if the MoA of PBT2 in restoring age related impairment is related to its activity in Alzheimer’s disease- specifically with respect to alterations in Aβ toxicity and expression Brain tissue from APP knockout mice will be used for electrophysiology (LTP):
Experiments will include:
Young vs old W/T vs old APP KO
+/- PBT2
+/- mouse Aβ
+/- human Aβ
+/- other Cu/Zn ionophore
+/- strong chelator